EXHIBIT 10.49

AMENDMENT TO
DIRECTOR RESTRICTED PHANTOM UNIT AGREEMENT
UNDER
STONEMOR AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

This Amendment to Director Restricted Phantom Unit Agreement (the “Amendment”) dated this 15th day of December, 2021 is made by and between StoneMor Inc., a Delaware corporation (the “Company”) and Kevin D. Patrick, a director of the Company (the “Participant”).

BACKGROUND:

The Company and the Participant are currently parties to a Director Restricted Phantom Unit Agreement dated July 16, 2019 (the “Original Agreement”) pursuant to which the Participant has elected to defer a portion of the compensation payable to the Participant for service as a director and to credit such amounts in the form of Phantom Units under the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, as amended (the “Plan”) to a mandatory deferred compensation account established by the Company for the Participant. The parties now desire to amend the Original Agreement to increase the amount of future deferrals for all periods after December 31, 2021.

NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:

Article I

AMENDMENT
I.1
Amendment of Original Agreement. Section 1.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“1.1 Creation of Mandatory Deferred Compensation Account. Commencing on January 1, 2022, compensation in the annual amount of $30,000 (“Annual Deferral”) payable to the Participant in consideration for service as a Director shall be deferred and credited, in the form of Phantom Units, to a mandatory deferred compensation account (the “Mandatory Deferred Compensation Account”) established by the Company for the Participant.”

Article II

GENERAL PROVISIONS
II.1
Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Amendment, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Amendment shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Amendment as it has with respect to the Plan. Any interpretation of this Amendment by the Committee, and any decision made by the Committee with respect to this Amendment, shall be final and binding.
II.2
Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Amendment. In the event of any inconsistency or discrepancy between the provisions of this Amendment and the terms and conditions of the Plan, the provisions of the Plan shall govern and prevail. This Amendment is subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.
II.3
Amendment or Supplement. This Amendment shall not be amended or supplemented except by an instrument in writing executed by both parties to this Amendment, without the consent of any other person, as of the effective date of such amendment or supplement.
II.4
Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Amendment for purposes of interpreting, construing or applying this Amendment and will not define, limit, extend, explain or describe the scope or extent of this Amendment or any of its terms and conditions.
II.5
Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AMENDMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.
II.6
Entire Agreement. The Original Agreement, as amended by this Amendment, constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of the Original Agreement or this Amendment, and embodies the entire understanding of the parties with respect to the subject matter hereof.
II.7
Acceptance of Terms. The terms and conditions of this Amendment shall be binding upon the estate, heirs, beneficiaries and other successors in interest of the Participant to the same extent that said terms and conditions are binding upon the Participant.
II.8
Arbitration. Any dispute or disagreement between Participant and the Company with respect to any portion of this Amendment or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be settled by arbitration, conducted in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration the Participant will attempt to resolve any disputes or disagreements with the Company over this Amendment amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, the Participant and the

Company may resolve the dispute by settlement. The Participant and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but the Participant and the Company shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on the Participant and the Company. Further, neither Participant nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment as of the day first above written.

STONEMOR INC.

By:	/s/ Austin K. So
Austin K. So
Senior Vice President, Chief
Legal Officer and Secretary

/s/ Kevin D. Patrick
Kevin D. Patrick